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EXHIBIT 99


  [NATIONAL CITY LOGO]                                 NATIONAL CITY CORPORATION
                                                       1900 E. 9th St.
                                                       Cleveland, OH 44114-3484


  NEWS RELEASE
  For Immediate Release

  Media Contact:
  Kelly Wagner
  216-222-9514
  Kelly.J.Wagner@NationalCity.com


          NATIONAL CITY ISSUES ADDITIONAL INFORMATION REGARDING SALE OF
                  CORPORATE TRUST BOND ADMINISTRATION BUSINESS


         CLEVELAND, OH--May 26, 2004--National City Corporation (NYSE: NCC) has issued additional information regarding yesterday's release regarding the sale of its Bond Administration business. The company has clarified that the $34 billion referenced in the release as "assets under administration" relates to the principal amount outstanding for issues on which National City serves as trustee. The amount of National City's assets under administration, as defined for regulatory and financial reporting purposes, transferred through this transaction is approximately $11.1 billion. Initially, National City will retain approximately $1.6 billion of managed assets connected to the business being sold. As further clarification, U.S. Bank's corporate trust division will acquire approximately 17,000 bondholders as a result of this transaction.

ABOUT NATIONAL CITY INSTITUTIONAL ASSET MANAGEMENT
National City Institutional Asset Management delivers comprehensive financial and investment assistance in the areas of investment management, retirement plan services, charitable and endowment services, custody and escrow services and stock transfer. Clients include institutions, including public and private companies and corporations, charitable foundations and endowment funds, colleges and universities, hospitals, community organizations, municipalities, religious and fraternal organizations and Taft-Hartley plans of unions and union-related organizations.

ABOUT NATIONAL CITY
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company's Web site at NationalCity.com.

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